UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

DIAGNOSTIC PRODUCTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

FOR IMMEDIATE RELEASE	CONTACT:	LuJean Smith Siemens Medical Solutions (610) 448-1473 lujean.smith@siemens.com
SIEMENS ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD FOR ACQUISITION OF DIAGNOSTIC PRODUCTS CORPORATION
     MALVERN, PA., and LOS ANGELES, CA., June 20, 2006 — Siemens Medical Solutions USA, Inc., a wholly owned subsidiary of Siemens AG (NYSE: SI), and Diagnostic Products Corporation (NYSE: DP) announced today that the antitrust waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the previously announced merger agreement under which Siemens will acquire DPC, expired at 11:59 p.m. on June 19, 2006.
     As previously announced, the board of directors of each company has approved the agreement. DPC shareholders of record at the close of business on Monday, June 19, 2006 will be entitled to notice of, and to vote at, the special meeting of DPC shareholders, which will be held on July 27, 2006. The transaction is subject to customary regulatory approvals and other customary closing conditions. It has a value of approximately $1.86 billion.
     Siemens Medical Solutions, with headquarters in Malvern, Pennsylvania, and Erlangen, Germany, is one of the largest suppliers to the healthcare industry in the world. The company is known for bringing together innovative medical technologies, healthcare information systems, management consulting, and support services, to help customers achieve tangible, sustainable, clinical and financial outcomes. Employing approximately 33,000 people worldwide and operating in more than 120 countries, Siemens Medical Solutions reported sales of €7.6 billion, orders of €8.6 billion and group profit of €976 million for fiscal 2005 (September 30). More information can be obtained by visiting www.usa.siemens.com/medical-pressroom.
     Diagnostic Products Corporation, founded in 1971, is a leader in the global in vitro diagnostics market. DPC’s product offering includes the widely accepted IMMULITE® series of immunoassay systems, more than 75 immunoassays and an expanding menu of essential specific allergens and allergy panels that are run just like other immunoassays. DPC also designs and manufactures automated laboratory instrumentation and automation solutions that provide fast, accurate results while enabling our customers to do “more with less” in a leaner laboratory. DPC’s combined chemistry and immunoassay menu is one of the largest and most diversified available, covering most laboratory tests requested. In fiscal 2005 (December 31), DPC reported sales of $481 million and income from operations of $96 million. Additional information can be found at DPC’s website at www.dpcweb.com.
DPC has filed proxy materials regarding the proposed merger described in this communication with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement, because it will contain important information about DPC and the proposed merger. A definitive proxy statement will be sent to security holders of DPC seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by DPC with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to DPC, 5210 Pacific Concourse Drive, Los Angeles, California 90045, attention: Investor Relations (telephone 310-645-8200).
DPC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of DPC in connection with the merger. Information about DPC and its directors and executive officers can be found in DPC’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.
Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include governmental or other action relating to DPC’s Chinese affiliate; the rate of customer demand for DPC’s products; DPC’s ability to successfully market new and existing products; its dependence on certain suppliers; domestic and foreign government regulation; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain markets including the movements of foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in DPC’s SEC reports and filings.
###